Exhibit (h)(x)

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT, dated as of October 1, 2008, between DWS Value Series, Inc., a Maryland corporation (the “Corporation”), on its own behalf and on behalf of each of the Funds listed on Schedule I to this Agreement (each a “Fund” and together, the “Funds”), and Deutsche Investment Management Americas Inc., a Delaware corporation (the “Administrator”), effective with respect to each Fund as of the date set out with respect to such Fund on Schedule I to this Agreement, as may be amended from time to time.

WHEREAS, the Corporation is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Corporation desires to retain the Administrator and its permitted designees to provide certain administrative and fund accounting services (the “Services”) to the Corporation and the Fund on the terms set out in this Agreement, and the Administrator and its designees are willing to provide the Services to the Fund on the terms set out in this Agreement; and

WHEREAS, the Corporation and the Administrator desire to amend and restate the Administrative Services Agreement dated April 11, 2007.

NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the Corporation and the Administrator agree as follows:

1.	Appointment and Services.

(a)       The Corporation appoints the Administrator to provide the administrative services set out in Appendix A to this Agreement (the “Administrative Services”) for the benefit of the Fund. The Administrator accepts its appointment and agrees to provide the Administrative Services for the compensation set out in this Agreement.

(b)       The Corporation appoints the Administrator to provide the fund accounting services set out in Appendix B to this Agreement (the “Fund Accounting Services”) for the benefit of the Fund. The Administrator accepts its appointment and agrees to provide the Fund Accounting Services for the compensation set out in this Agreement.

2.	Fees.

(a)       For all Administrative Services and Fund Accounting Services provided under this Agreement, the Administrator will be compensated as set out on Appendix C.

(b)       The Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Administrator. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Administrator at any time. For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

(c)       The Administrator will not be required to pay expenses of any activity which is primarily intended to result in the sale of shares of the Fund if and to the extent that (i) such expenses are required to be borne by a principal underwriter which acts as the distributor of the Fund’s shares pursuant to an underwriting agreement which provides that the underwriter shall assume some or all of such expenses, or (ii) the Corporation on behalf of the Fund will have adopted a Plan in conformity with Rule 12b-1 under the Investment Company Act providing that the Fund (or some other party) will assume some or all of such expenses. The payment of any fees pursuant to a Plan, for each class, is subject to and contingent upon, the continued effectiveness of a duly adopted Plan authorizing the payment for such class.

3.	Expenses.

(a)       Except as otherwise provided in this Agreement, the Administrator will pay all costs it incurs in connection with the performance of its duties under this Agreement. The Administrator will pay the compensation and expenses of all of its personnel and will make available, without expense to the Corporation, the services of its officers and employees as may duly be elected officers or Directors of the Corporation, subject to their individual consent to serve and to any limitations imposed by law.

(b)       The Administrator will not be required to pay any expenses of the Corporation other than those specifically allocated to the Administrator in this Agreement. In particular, but without limiting the generality of the previous sentence, the Administrator will not be required to pay the following Corporation expenses: (i) organization expenses of the Fund (including out-of-pocket expenses, but not including the Administrator’s overhead or employee costs); (ii) fees payable to the Adviser and to any other advisors or consultants of the Fund; (iii) except as otherwise agreed with the Board of Directors, fees and expenses incurred by the Corporation in connection with membership in investment company organizations; (iv) payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; (v) outside legal, accounting or auditing expenses; (vi) interest, insurance premiums, taxes or governmental fees; (vii) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Corporation’s business; (viii) the expenses of and fees for registering or qualifying shares of the Corporation for sale and of maintaining the registration of the Corporation and registering the Corporation as a broker or a dealer, if applicable; (ix) the compensation and all expenses (specifically including travel expenses relating to Corporation business) of Directors, officers and employees of the Corporation who are not affiliated persons of the Administrator; (x) expenses of printing, preparing, edgarizing, mailing and filing the Prospectus and Statement of Additional Information (the “SAI”) of the Fund, any supplements thereto, and any other regulatory filings for the Corporation or the Fund; (xi) any direct charges to shareholders approved by the Board of Directors; (xii) costs of shareholders’ and other meetings; (xiii) costs in connection with the tabulation of proxies; (xiv) costs incurred in connection with registering with the Public Company Accounting Oversight Board; (xv) transfer agency and custodian expenses; (xvi) record-keeping and record retrieval costs associated with compliance under the Investment Company Act; and (xvii) expenses, charges or fees payable by the Corporation or a Fund, as identified in Appendix D.

4.	Delegation.

(a)       The Administrator, upon prior notice to the Corporation and in compliance with applicable law, may delegate any of the Services, or adjust any prior delegation, to any other person or persons that the Administrator controls, is controlled by, or is under common control with, or to specified employees of any such persons, to the extent permitted by applicable law.

(b)       Subject to prior approval of a majority of the members of the Corporation’s Board of Directors, including a majority of the Directors who are not “interested persons,” and, to the extent required by applicable law, by the shareholders of the Fund, the Administrator, upon prior consent of the Corporation and in compliance with applicable law, may delegate or outsource any of the Services, or adjust any prior delegation or outsourcing, to any other person or persons unaffiliated with the Administrator or to specified employees of any such persons, to the extent permitted by applicable law.

(c)       Notwithstanding any delegation under clauses (a) or (b) of this Section 4, the Administrator will continue to supervise the Services provided by such persons or employees and any delegation will not relieve the Administrator of any of its obligations under this Agreement.

5.	Indemnification.

(a)       The Administrator will exercise reasonable care and diligence in the performance of its duties under this Agreement.

(b)       As an inducement to the Administrator undertaking to provide services to Corporation and the Fund pursuant to this Agreement, the Corporation on behalf of the Fund agrees that the Administrator will not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Corporation or the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement will be deemed to protect or purport to protect the Administrator against any liability to the Corporation, the Fund or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c)       At any time the Administrator may apply to any officer of the Corporation for instructions, and may consult with legal counsel for the Corporation, at the expense of the Fund, with respect to any matter arising in connection with this Agreement; and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the advice of such counsel. The Administrator is authorized to act on the orders, directions or instructions of such persons as the Board of Directors from time to time designates by resolution. The Administrator will be protected in acting upon any paper or document, including any orders, directions or instructions, reasonably believed by it to be genuine and to have been signed by the proper person or persons; and the Administrator will not be held to have notice of any change of authority of any person so authorized by the Corporation until receipt of written notice from the Corporation.

(d)       In carrying out the Fund Accounting Services under this Agreement the Administrator will be entitled to receive, and may rely upon, information furnished it by means of Proper Instructions (as defined below), including but not limited to: (i) the manner and amount of accrual of expenses to be recorded on the books of the Fund; (ii) the source of quotations to be used for securities as may not be available through the Administrator's normal pricing services; (iii) the value to be assigned to any asset for which no price quotations are readily available; (iv) if applicable, the manner of computation of the public offering price and other computations as may be necessary; (v) transactions in portfolio securities; (vi) transactions in capital shares; and (vii) information received from any third party transfer agent of the Fund.

"Proper Instructions" means any certificate, letter or other instrument or telephone call reasonably believed by the Administrator to be genuine and to have been properly made or signed by any authorized officer of the Corporation or person reasonably believed by the Administrator as being authorized by the Board of Directors of the Corporation. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices as from time to time agreed to by an authorized officer of the Corporation and the Administrator.

6.	Term and Termination.

(a)       This Agreement will remain in force with respect to each party until the respective initial termination date listed on Schedule I and continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Directors who are not parties to this Agreement or “interested persons” of any party to this Agreement.

(b)       This Agreement will automatically terminate in the event of its assignment. Either party to this Agreement may terminate this Agreement or any Service under this Agreement without penalty by an instrument in writing delivered or mailed to the other party. The Fund may effect a termination under this Agreement by a vote of (i) a majority of the Directors of the Corporation who are not interested persons of the Corporation and who have no direct or indirect financial interest in the operation of this Agreement or in any other agreement related to this Agreement or (ii) a majority of the outstanding voting securities of the Fund. Any termination under this Section will take effect not sooner than sixty (60) days after the date of delivery or mailing of such notice of termination, unless the Fund terminates this Agreement or Service under this Agreement due to a material failure of the Administrator to fulfill its obligations under this Agreement or with respect to the Service, in which case the termination will take effect immediately. Upon termination, the Administrator (or any designee of the Administrator) will turn over to the Corporation or its designee, and cease to be obligated to retain in the Administrator’s files, any and all records pertaining to the terminated Services under this Agreement; provided, however, the Administrator (or its designee) in its discretion may make and retain copies of any and all such records and documents that it determines appropriate or for its protection.

7.         Amendment. This Agreement, including any Schedule or Appendix to this Agreement, may be amended at any time by mutual agreement of the parties.

8.         Additional Series. In the event the Corporation establishes one or more Funds after the effective date of this Agreement, such Funds will become Funds under this Agreement upon approval of this Agreement by the Board of Directors with respect to the Funds and the execution of an amended Schedule I reflecting the Funds.

9 Services Not Exclusive. The Administrator's services pursuant to this Agreement are not exclusive, and it is understood that the Administrator may perform similar services for other persons. In acting under this Agreement, the Administrator will be an independent contractor and not an agent of the Corporation or the Fund. The Administrator and its affiliates, by separate agreement with the Corporation, may also serve the Corporation or the Fund in other capacities.

8.         Other Interests. It is understood that the Directors and officers of the Corporation and the shareholders of the Fund are or may be or become interested in the Administrator or its affiliates as directors, officers, employees, shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its affiliates are or may be or become similarly interested in the Fund, and that the Administrator and its affiliates may be or become interested in the Fund as shareholder or otherwise. It is also understood that directors, officers, employees and shareholders of the Administrator and its affiliates may be or become interested (as directors, officers, employees, shareholders or otherwise) in other companies or entities (including but not limited to, other investment companies) controlling, controlled by or under common control with the Administrator, its affiliates or subsidiaries or which the Administrator, its affiliates or subsidiaries may in the future organize, sponsor or acquire, or with which they may merge or consolidate.

9.         Limited Recourse.      With respect to any claim by the Administrator for recovery of that portion of any fees or reimbursable expenses (or any other liability of the Fund arising under this Agreement) related to a particular class of the Fund, whether in accordance with the express terms of this Agreement or otherwise, the Administrator will have recourse solely against the assets of that class to satisfy the claim and will have no recourse against the assets of any other series and class of the Corporation.

10.       Internal Controls.       The Administrator will maintain sufficient policies and procedures to reasonably ensure its ability to perform the services under this Agreement, and will monitor compliance with its policies and procedures.

11.	Miscellaneous.

(a)        The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(b)        In interpreting the provisions of this Agreement, the definitions under the Investment Company Act (particularly the definitions of “interested person,” “affiliated person,” “assignment” and “majority of the outstanding voting securities”) will be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation, or order.

(c)       In connection with the operation of this Agreement, the Corporation and the Administrator may agree from time to time on interpretations of or in addition to the provisions of this Agreement as in their joint opinions may be consistent with this Agreement. Any such interpretive or additional provisions will be in writing, signed by both parties and annexed, but no such provisions will be deemed to be an amendment of this Agreement.

(d)       If the Administrator is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God, acts of terrorism, equipment, utility or transmission failure or damage, and/or any other cause or casualty beyond the reasonable control of the Administrator, whether similar to the foregoing matters or not, then, upon written notice to the Fund, the requirements of this Agreement that are affected by such disability, to the extent so affected, will be suspended during the period of such disability; provided, however, that the Administrator will make reasonable effort to remove such disability as soon as possible.

(e)       This Agreement will be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely in that jurisdiction, without regard to that jurisdiction’s conflict of laws provisions, provided that nothing in this Agreement will be construed in a manner inconsistent with the Investment Company Act, or in a manner which would cause the Fund to fail to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended.

(f)        This Agreement constitutes the entire agreement between the parties concerning the subject matter, and supersedes any and all prior understandings.

(g)       If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder will not be affected.

(i)        Any notice required under this Agreement will be sufficiently given when delivered or mailed to the other party at the address of such party set out below or to such other persons or at such address as such party may from time to time specify in writing to the other party.

If to Corporation:	DWS Value Series, Inc.

John Millette

One Beacon Street, 14th Floor
Boston, MA 02108

If to Administrator:	Deutsche Investment Management Americas Inc.
Michael Colon
345 Park Avenue
New York, NY 10154

(j)        Except as otherwise provided in this Agreement or as required by law, the Administrator will keep confidential all records of and information in its possession relating to the Corporation, and or its shareholders or shareholder accounts and will not disseminate those records and information except at the request of or with the consent of the Fund.

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IN WITNESS WHEREOF, the Corporation and the Administrator have caused this Agreement to be executed as of the day and year first above written.

DWS Value Series, Inc.

By: /s/John Millette

Name: John Millette

Title: Vice President & Secretary

DWS Value Series, Inc., on

behalf of the Funds set out on Schedule I

By: /s/John Millette

Name: John Millette

Title: Vice President & Secretary

Deutsche Investment Management Americas Inc.

By: /s/Michael Colon

Name: Michael Colon

Title: Chief Operating Officer

Deutsche Investment Management Americas Inc.

By: /s/Caroline Pearson

Name: Caroline Pearson

Title: Managing Director

SCHEDULE I

FUND

Fund	Effective Date of Agreement	Expiration Date of Initial Term of the Agreement
DWS Large Cap Value Fund	October 1, 2008	September 30, 2009

APPENDIX A

ADMINISTRATIVE SERVICES

Subject to the oversight and control of the Directors of the Corporation, the Administrator will manage, supervise and conduct all business and affairs of the Corporation in connection with its operation as an open-end fund, other than those governed by the Investment Management Agreement or otherwise provided by other parties, including without limitation:

1.         provide the Corporation with personnel as are reasonably necessary to perform the Administrative Services;

2.         arrange for the preparation and filing for the Corporation of all required tax returns;

3.         (a) the preparation and submission of reports and meeting materials to the Board of Directors and to existing shareholders and (b) prepare and file the periodic updating of the Corporation’s prospectus and statement of additional information and prepare and file any currently required or to be required reports filed with the Securities and Exchange Commission and other regulatory and self-regulatory authorities including, but not limited to, preliminary and definitive proxy materials, post-effective amendments to the Registration Statement, semi-annual reports on Form N-SAR, Form N-CSR, Form N-Q, and notices pursuant to Rule 24f-2 under the Investment Company Act;

4.         maintain all of the Corporation’s records as required by the Investment Company Act, except for those records to be maintained by the investment adviser under the Investment Management Agreement or by another party under any other agreement with the Corporation;

5.         provide the Corporation with adequate office space and all necessary office equipment and services, including but not limited to telephone service, heat, utilities, stationary supplies and similar items;

6.         supervise, negotiate contractual arrangements with (to the extent appropriate) and monitor the performance of, third party accounting agents, custodians, depositories, transfer agents, pricing agents, independent accountants and auditors, attorneys, printers, insurers and other persons in any capacity deemed to be necessary or desirable to Corporation or Fund operations;

7.	oversee the tabulation of proxies;

8.         monitor the valuation of portfolio securities and monitor compliance with board-approved valuation procedures;

9.	assist in establishing the accounting and tax policies of the Fund;

10.       assist in the resolution of accounting issues that may arise with respect to the Fund's operations and consulting with the Fund's independent accountants, legal counsel and the Fund's other agents as necessary in connection therewith;

11.	establish and monitor the Fund's operating expense budgets;

12.       review the Fund’s bills and process the payment of bills that have been approved by an authorized person of the applicable Fund;

13.       assist the Fund in determining the amount of dividends and distributions available to be paid by the Fund to its shareholders, preparing and arranging for the printing of dividend notices to shareholders, and providing the transfer agent and the custodian with the information that is required for those parties to effect the payment of dividends and distributions;

14.       provide to the Corporation’s Board of Directors periodic and special reports as the Board may reasonably request, including but not limited to reports concerning the services of the administrator, custodian, shareholder service and transfer agents;

15.	provide assistance with investor and public relations matters;

16.       monitor the registration of shares under applicable federal and state securities law; and

17.       otherwise assist the Corporation as it may reasonably request in the conduct of the Fund's business.

APPENDIX B

FUND ACCOUNTING SERVICES

Subject to the general supervision of the Board of Directors of the Corporation, the Administrator will provide the following Fund Accounting Services to the Corporation:

1.         Maintain and preserve all accounts, books, financial records and other documents as are required of the Fund under Section 31 of the Investment Company Act and Rules 31a-1, 31a-2 and 31a-3 under the Investment Company Act, applicable federal and state laws and any other law or administrative rules or procedures which may be applicable to the Fund, other than (a) those accounts, books and financial records required to be maintained by the Fund's custodian or (b) transfer agent and/or books and records maintained by all other service providers necessary for the Fund to conduct its business as a registered open-end management investment company. All such books and records shall be the property of the applicable Fund and will at all times during regular business hours be open for inspection by, and will be surrendered promptly upon request of, duly authorized officers of the Corporation. All such books and records will at all times during regular business hours be open for inspection, upon request of duly authorized officers of the Corporation, by employees or agents of the Corporation and employees and agents of the Securities and Exchange Commission.

2.   Record the current day's trading activity and other proper bookkeeping entries as are necessary for determining that day's net asset value and net income.

3.   Maintain records in accordance with generally accepted accounting principles to the extent required under applicable law.

4.   Calculate performance for the Fund, including the total return yield, the SEC yield and the distribution yield.

5.   Render statements or copies of records as from time to time are reasonably requested by the Fund.

6.   Facilitate audits of accounts by the Fund's independent public accountants or by any other auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the applicable Fund.

7.   Compute the Fund's net asset value per share, and, if applicable, its public offering price and/or its daily dividend rates and money market yields, in accordance with this Agreement and notify the Fund and any other persons as the Fund may reasonably request of the net asset value per share, the public offering price and/or its daily dividend rates and money market yields. In connection with the computation:

(i)        The Administrator will compute the Fund's net asset value, including net income, in a manner consistent with the specific provisions of the Registration Statement. The computation will be made as of the time or times specified in the Fund’s Registration Statement.

(ii)       The Administrator will compute the daily dividend rates and money market yields, if applicable, in accordance with the methodology set out in the Fund’s Registration Statement.

(iii)      For purposes of valuing the securities of the Fund, securities will be valued in accordance with (a) that Fund's Registration Statement; (b) the resolutions of the Board of Directors of the Corporation at the time in force and applicable, as they may from time to time be delivered to the Administrator, and (c) Proper Instructions from the officers of the Corporationor other persons as are from time to time authorized by the Board of Directors of the Corporation to give instructions with respect to computation and determination of the net asset value. The Administrator may use one or more external pricing services, including broker-dealers, provided that an appropriate officer of the Corporation will have approved such use in advance.

APPENDIX C

ADMINISTRATIVE SERVICES AND FUND ACCOUNTING SERVICES FEE SCHEDULE

The Corporation on behalf of the Fund will pay the Administrator in United States Dollars following the last day of each month the unpaid balance of a fee equal to the sum of all the daily management accruals from the previous month. The daily management accrual is calculated on a daily basis by multiplying the Fund’s prior day’s net assets by the specific percentage indicated in the schedule below and dividing that product by the number of days in that year. The Administrator will be entitled to receive during any month such interim payments of its fee under this Agreement as it will request, provided that no such payment will exceed 75 percent of the amount of its fee then accrued on the books of the Fund and unpaid.

The “average daily net assets” of the Fund will mean the average of the values placed on the Fund's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act or, if the Fund lawfully determines the value of its net assets as of some other time on a business day, as of such time. The value of the net assets of the Fund will always be determined pursuant to the applicable provisions of the Corporation's Articles, as amended from time-to-time and the Registration Statement. If the determination of net asset value for the Fund does not take place for any particular day, then for the purposes of this Agreement, the value of the net assets of the Fund as last determined will be deemed to be the value of its net assets as of 4:00 p.m. (New York time), or as of such other time as the value of the net assets of the Fund's portfolio may be lawfully determined on that day. If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day will be deemed to be the sole determination thereof on that day for the purposes of this Agreement.

Fund	Fee Rate
DWS Large Cap Value Fund	0.100%

APPENDIX D

ADDITIONAL AUTHORIZED EXPENSES, FEES OR CHARGES PAYABLE BY A FUND

Expense, Charge or Fee	Annual Rate
1. Sub-accounting charges related to FAS 157 reporting requirements	$800 per Fund
2. Sub-accounting charges related to Form N-Q disclosure requirements	$3,250 per Fund (other than fund of funds) $1,500 for Funds that are principally organized as fund of funds